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                      January 31, 2022

       Kohei Takeuchi
       Chief Financial Officer
       Honda Motor Co., Ltd.
       No. 1-1, 2-chome, Minami-Aoyama
       Minato-ku, Tokyo 107-8556
       Japan

                                                        Re: Honda Motor Co.,
Ltd.
                                                            Form 20-F for the
Fiscal Year ended March 31, 2021
                                                            File No. 001-07628

       Dear Mr. Takeuchi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing
       cc:                                              Rikako Suzuki